Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934
                               (Amendment No.  )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[x]   Preliminary Proxy Statement
[ ]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Materials Pursuant to Sec 240.14a-11(c) or Sec 240.14a-12

                           MicroENERGY, Inc.
 ......................................................................
                (Name of Registrant as Specified In Its Charter)

                             MicroENERGY, Inc.
 ......................................................................
                   (Name of Person(s) Filing Proxy Statement)

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      6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and Exchange Act 0-11.

  1)  Title of each class of securities to which transaction applies:
  ..................................................................

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  ..................................................................
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      Exchange Act Rule 0-11.  Set forth the amount on which the filing fee is calculated and state how it was determined.

  ..................................................................
  4)  Proposed maximum aggregate value of transaction:

  ...................................................................
[ ]   Check box if any part of the fee is offset as provided by Exchange
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      fee was paid previously. Identify the previous filing by registration
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
                             MICROENERGY, INC.


                         NOTICE OF SPECIAL MEETING

                        To Be Held on April 2, 1996


To the Holders of the Common Stock:

              PLEASE TAKE NOTICE that a Special Meeting of Stockholders of MICROENERGY, INC. will be held on April 2, 1996 at 8:00 a.m., C.S.T, at the offices of the Company, 350 Randy Road, Carol Stream, Illinois, 60188.

              The purposes of the meeting are as follows:

              1. To approve an amendment to the Company's certificate of incorporation to reduce the authorized common stock from 180,000,000 shares to 500,000 shares and to effect a 1-for-360 reverse stock split of the Company's Common Stock, whereby each outstanding share of Common Stock will be reclassi-fied to .00278 of a share.

              2. To approve an amendment to the Company's certificate of incorporation so as to authorize an increase in the number of authorized shares of common stock, par value $.01, (after the 1-for-360 reverse stock
split) from 500,000 to     4,000,000 and to further authorize an increase in
the number of authorized shares of preferred stock, no par value from 800 to
 4,000,000, to be issued in such series, comprising such number of shares and having the voting powers, designations, preferences, limitations, restric-tions, relative rights, and distinguishing designations as may be determined by the Company's Board of Directors.

              3.  To approve the Company's 1996 Incentive Stock Option Plan.

              4. To transact such other business as may properly be brought before the meeting.

              Stockholders of record as of the close of business on February 23, 1996 will be entitled to vote at said meeting.

              Enclosed are a proxy statement and proxy. Stockholders who do not expect to attend the Special Meeting are requested to sign and return the enclosed proxy in the enclosed envelope.

                                            By Order of the Board of
                                             Directors

                                            Robert J. Fanella
March 4, 1996                               Secretary

                             MICROENERGY, INC.
                              350 Randy Road
                       Carol Stream, Illinois 60188



                PROXY STATEMENT FOR HOLDERS OF COMMON STOCK



              This Proxy Statement is furnished to stockholders of MICROENERGY, INC. (the "Company") in connection with the solicitation by the Board of Directors of proxies to be used at a Special Meeting of Stockholders of the Company. Such meeting will be held on April 2, 1996, at 8:00 a.m., C.S.T., at the offices of the Company, 350 Randy Road, Carol Stream, Illinois for the purposes set forth in the Notice of Meeting. It is anticipated that this Proxy Statement and accompanying material will be mailed to stockholders on March 4, 1996.

              If the enclosed form of proxy is executed and returned, it may nevertheless be revoked at any time up until the time when it is voted by the
Proxy Committee.   The proxy is in ballot form and each stockholder may
indicate approval or disapproval as to the proposals identified in the proxy and accompanying Notice of Special Meeting and as set forth and discussed in this Proxy Statement. The proposals will be presented by the Board of Directors of the Company. Where a choice is specified with respect to a proposal, the shares represented by the proxy will be voted in accordance with the specification made. Where a choice is not so specified, the shares represented by the proxy will be voted in favor of the proposal. The Proxy Committee appointed by the Board of Directors consists of Robert G. Gatza and Robert J. Fanella.

           VOTING SECURITIES OUTSTANDING, AND PRINCIPAL HOLDERS

              Stockholders of record entitled to vote will be determined as of the close of business on February 23, 1996. At that date, there were out-standing and entitled to vote 148,961,563 shares of Common Stock of the Company. Each share of Common Stock entitles the holder thereof to one vote.

              The following table sets forth the equity securities of the Company beneficially owned by any person who, to the knowledge of the Company, owned beneficially more than 5% of the outstanding Common Stock as of February 23, 1996, by all directors of the Company, by each of the executive officers of the Company named in the Summary Compensation Table in item 10 of the Company's Report on Form 10K for the fiscal year ended June 30, 1995, and by the directors and executive officers of the Company as a group.

                                       Amount and
                                       Nature of
                                       Beneficial      Percentage
Title of Class   Beneficial Owner      Ownership        of Class

Common Stock     Carol Ann Gatza         34,285,509        26.89%
$.001 par value  22 W. 309 Elmwood Dr.   shares bene-
                 Glen Ellyn, IL 60137    ficially (1)

                 Robert G. Gatza         27,386,375        21.48%
                 350 Randy Road          shares of
                 Carol Stream, IL 60188  record and
                                         beneficially
                                         (2)(3)

                 Robert Fanella          17,558,341        14.58%
                 350 Randy Road          shares of
                 Carol Stream, IL 60188  record and
                                         beneficially
                                                 (3)(4)

                 George M. Bradshaw      2,771,694 shares
                 550 Pennsylvania        of record and
                 Glen Ellyn, IL 60137    beneficially (5)   2.40%

                 All Officers and        47,716,410        35.03%
                 Directors as a          shares of
                 Group (3 persons)       record bene-
                                         ficially (3)(4)(5)

        (1) Includes 27,386,375 shares (including Class C Warrants) owned of record by Mrs. Gatza's husband, Robert Gatza.

        (2) Includes Class C Warrants to purchase 13,800,000 shares at $.063 per share, exercisable after April 10, 1992. Does not include 6,899,134 shares owned by Mr. Gatza's wife, as to which Mr. Gatza disclaims beneficial owner-ship.

        (3) Includes shares (Gatza - 12,500,000, Fanella - 6,500,000) subject to the terms of the Company's Restricted Stock Grant Program.

        (4) Includes Class C Warrants to purchase 6,700,000 shares at $.063 per share, exercisable after April 10, 1992.

        (5) Includes presently-exercisable option to purchase 2,000,000 shares at $.033 per share.

                         PREFACE TO THE PROPOSALS

       Reasons for Proposals 1 and 2 - The Proposed Public Offering

        The Company has been engaged since 1984 in the business of designing and manufacturing high-frequency power supplies and DC-to-DC converters for original equipment manufacturers ("OEMs") who are engaged in the telecommuni-cations, computer, and instrumentation segments of the electronics industry.
        During the Company's eleven years of operations, the Company has acquired a reputation in the marketplace for making timely deliveries of high-quality power supplies which incorporate state-of-the-art engineering. In recent years, however, the Company's growth has been stagnant, as the Company's ability to attract new customers has been hampered by the Company's high debt-to-assets ratio, which has caused some potential customers to question the Com-pany's financial stability.

        During this past Winter, two events occurred which indicate that the Company may now enter a period of significant growth. First, the Company received pre-production orders for new product designs from eight OEM custom-ers. While none of these orders create binding obligations on the customers, the Company expects to receive production orders from each. If all eight customers give the Company the production orders they have quoted, the eight new products will represent $10.2 Million in annual sales beginning in July, 1996. The second favorable recent event was the agreement of the holder of $2.3 Million of the Company's debt to compromise the debt in such a way that it has been replaced by $1.0 Million in new debt. That compromise, which has been completed by financing arranged by the Company's management, reduced the Company's debt-to-assets ratio from .88-to-1 as of December 31, 1995 to .68-to-1, and resulted in a positive shareholders equity for the first time in several years.

        In order to finance the debt compromise, the Company's two officers, Robert G. Gatza and Robert J. Fanella, made a contribution to capital of $250,000 and personally guaranteed loans to the Company totalling $800,000.
In compensation for those contributions, the Company agreed to issue each of them 175,000 shares of Series A Preferred Stock (described under Proposal #2 below). The Company also raised an additional $250,000 from outside investors by selling to them (a) 8% debentures in the principal amount of $220,000 which are due in one year or upon completion of a public offering and (b) 700,000 Class A Warrants to purchase Series A Preferred Stock at $5.25 per share.

        In order to finance the expansion of operations necessitated by the expected new orders and to repay some of the debt incurred to effectuate the debt compromise, the Company has made a non-binding arrangement with a broker-dealer to conduct a public offering of securities issued by the Company. The offering, if completed, would yield net proceeds to the Company of approxi-mately $1,747,000, or approximately $2,034,000 if the Underwrit-er's 15% "over-allotment option" is exercised. The securities to be issued would consist of 220,000 Units, each "Unit" to consist of two shares of Series A Preferred Stock and one Class A Preferred Stock Warrant. Each Unit would be sold for a price of $10.00.

        In order for the Company to complete the proposed public offering, as well as to issue the Series A Preferred Stock it owes to Messrs. Gatza and Fanella and to honor the Class A Preferred Stock Warrants it has issued to the outside investors, it is necessary that the shareholders approve an increase in the number of authorized shares, both Common and Preferred. (Proposal No.
2). In addition, the broker-dealer which is proposing to underwrite the offering believes that it can manage the offering only if the number of outstanding shares of Common Stock is reduced from the present 148,961,563 to a number under 500,000. To accomplish that it will be necessary for the shareholders to approve a 1-for-360 reverse stock split of the Common Stock. (Proposal No. 1).

                              PROPOSAL NO. 1

            PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION
                TO REDUCE THE AUTHORIZED COMMON STOCK FROM
                       180,000,000 SHARES TO 500,000
           SHARES AND TO EFFECT A 1-FOR-360 REVERSE STOCK SPLIT

        There are currently 148,961,563 shares of the Company's Common Stock outstanding, and 180,000,000 authorized in total. The market price of the Common Stock has never exceeded $.35 and for the past several years has been $.06 and below. In order to increase the market price of the Common Stock to a level suitable for a trading market, thus improving the marketability and liquidity of the Common Stock, the broker-dealer which proposes to underwrite a public offering for the Company has made it a condition of the offering that the Company effect a 1-for-360 reverse split of the Common Stock. It is also hoped that the reduction in outstanding shares will increase the quoted bid price of the Common Stock to over $3.00, thus allowing the Company to satisfy the market price criterion for listing of the Common Stock on NASDAQ. The Company has no control over the bid price, however, and cannot safely predict what effect the reverse stock split will have on the market price for the Common Stock.

        For the foregoing reasons, the Board of Directors has unanimously adopted a resolution authorizing, subject to stockholder approval, a reverse split of the Company's outstanding Common Stock on the basis of one new share of Common Stock, $.01 par value, for each 360 shares of presently outstanding Common Stock, $.001 par value. The reverse stock split will be effected by means of an amendment (the "Amendment") to Article FOURTH of the Certificate of Incorporation of the Corporation in the form attached hereto as Exhibit A. Approval of the proposed Amendment by stockholders requires the affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock. The Amendment will not change the par value of the Company's Common Stock in proportion to the reduction in outstanding shares. According-ly, subject to stockholder approval of the Amendment, the Board of Directors has authorized an increase in the Company's additional paid-in capital account in an amount equal to the reduction in the Company's Common Stock account which will result from the reduction in number of shares of Common Stock outstanding.

Principal Effects of the Reverse Split

        The principal effects of the proposed reverse stock split will be as follows:

        1. The Company is presently authorized to issue 180,000,000 shares of Common Stock, $.001 par value. At the close of business on March 3, 1996, there were 148,961,563 shares of Common Stock outstanding. The proposed reverse stock split would decrease the outstanding shares of Common Stock by approximately and seven-tenths percent (99.722%). After the reverse split took effect, 413,782 shares of Common Stock would be outstanding. The proposed reverse stock split would not affect any stockholder's proportionate equity interest in the Company, except for the adjustments caused by the provisions for the elimination of fractional shares as described below under "Exchange of Stock Certificates and Elimination of Fractional Interests".

        2. As of March 3, 1996, there were outstanding options and warrants to purchase an aggregate of 25,285,000 shares of Common Stock, including options to purchase an aggregate 2,785,000 shares of Common Stock under the Company's 1984 and 1985 Incentive Stock Option Plans and warrants held by the Company's directors (including Class C Warrants) to purchase 22,500,000 shares of Common Stock. As of the date of this Proxy Statement, 2,000,000 shares remained available for grant under the 1992 Incentive Stock Option Plan. All of the outstanding options and warrants include provisions for adjustments in the number of shares covered thereby, and the exercise price thereof, in the event of a reverse stock split. If the proposed reverse stock split is approved and effected, there would be reserved for issuance upon exercise of all outstand-ing options and warrants a total of 70,236 shares of Common Stock. Each of the outstanding options and warrants would thereafter evidence the right to purchase .00278 of the shares of Common Stock previously covered thereby, and the exercise price per share would be approximately three hundred and sixty times the previous exercise price per share. The number of shares available for grant under the Company's 1992 Incentive Stock Option Plan would be decreased to 5,555 shares.


        The following table illustrates the principal effects of the proposed reverse stock split referred to in Paragraphs 1 and 2 above:

                                    Prior to Reverse         After Reverse
                              Split and Amendment      Split and Amendment
Number of Shares                 to Certificate           to Certificate
Authorized...................    180,000,000                  500,000

Outstanding..................    148,961,563                  413,782

Reserved for future issu-
  ance upon exercise of
  of outstanding options
  and warrants...............     25,285,000                   70,236

Reserved for future issu-
  ance upon exercise of
  of options which may be
  granted pursuant to
  the 1992 Stock Option Plan.      2,000,000                    5,555

Available for future issuance
  by action of Board of
  Directors (including
  treasury shares and after
  giving effect to above
  reservations)..............      3,070,278                    8,528


      Assuming the proposed Amendment to Article FOURTH of the Certificate of Incorporation effecting the reverse stock split is approved, a Certificate of Amendment amending the Certificate of Incorporation as set forth on Exhibit A hereto will be filed in the Office of the Secretary of State of the State of Delaware as promptly as practicable thereafter. The amendment and the proposed reverse stock split would become effective as of 5:00 on the date of such filing (the "Effective Date"). Without any further action on the part of the Company or the stockholders, each share of Common Stock would thereby be converted on the Effective Date into .00278 of a share of Common Stock.

Exchange of Stock Certificates and Elimination of Fractional
Share Interests

      As soon as practicable after the Effective Date of the proposed reverse stock split, stockholders will be notified and requested to surrender their present Common Stock certificates for new certificates representing the number of shares of Common Stock owned by them after the reverse split. American Stock Transfer and Trust Company of New York, New York, will be ap-pointed Exchange Agent to act for stockholders in effecting the exchange of their certificates. Until surrendered, each current-ly outstanding stock certificate shall be deemed for all purposes to represent the number of whole shares of Common Stock to which the holder thereof is entitled as a result of the stock split.
      No scrip or fractional share certificates for Common Stock will be issued in connection with the reverse split. The number of shares to which a stockholder is entitled after the reverse stock split will be rounded to the nearest integer such that holders of a fractional share of .50 shares or greater will receive one additional share in lieu of the fractional share, and holders of a fractional share less than .50 shares will receive no share in lieu of the fractional share.

      In order to maintain the current number of stockholders in the Company, and to avoid the buy out by the Company of the fractional interests of holders of small lots of Common Stock, holders of fewer than 360 shares of Common Stock will receive 1 share of Common Stock after the proposed reverse stock split.
The proposed amendment to the Certificate of Incorporation will reflect the commitment of the Company to issue one share of Common Stock to holders of 360 or fewer pre-split shares of Common Stock. There will, therefore, be no change in the total number of stockholders of the Company and there will be no change in the Company's reporting requirements under the Securities Exchange Act of 1934 after the proposed reverse stock split.

      Holders of fewer than 100 shares after the reverse stock split may find that it is difficult to sell such a small number of shares and that brokerage commissions may make such transac-tions impractical. Also, the reverse stock split may change holders of "round lots" (i.e., multiples of 100 shares) into holders of "odd lots" of shares. Brokerage commissions for sales of odd lots of shares may be significantly higher than for sales of round lots of shares.

Federal Income Tax Consequences

      The federal income tax consequences of the proposed reverse stock split will be as set forth below. The following informa-tion is based upon existing law which is subject to change by legislation, administrative action and judicial decision and is necessarily general. Therefore, stockholders are advised to consult with their own tax advisor for more detailed information relating to their individual tax circumstances.

      1. The proposed reverse stock split will be a tax-free recapitalization for the Company and its stockholders.

      2. The new shares of Common Stock in the hands of a stock-holder will have an aggregate basis for computing gain or loss equal to the aggregate basis of shares of Common Stock held by that stockholder immediately prior to the proposed reverse stock split.

      3. A stockholder's holding period for the new shares of Common Stock will be the same as the holding period of the shares of Common Stock exchanged therefor, provided that the shares were held as a capital asset immediately prior to the exchange.

Vote Required

      Approval by stockholders of the proposed Amendment of the Certificate of Incorporation in the form set forth in Exhibit A hereto effecting the proposed reverse stock split requires the affirmative vote of a majority of the outstanding shares of the Company's Common Stock.

      The Board of Directors recommends a vote FOR this proposal.

                              PROPOSAL NO. 2

            PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION
                  TO INCREASE THE AUTHORIZED CAPITAL STOCK

      As of the date of this proxy statement, the authorized capital stock of the Company consists of 180,000,000 shares of Common Stock, par value $.001 per share, and 800 shares of Preferred Stock, no par value. As of the record date for this proxy statement, 148,961,563 shares of Common Stock were issued and outstanding. In addition, 25,285,000 shares of Common Stock are reserved for issuance under outstanding options and warrants, including 22,500,000 issuable upon exercise of warrants held by the Company's three directors. An additional 683,159 shares of Common Stock are held in the Company's treasury. Accordingly, only 3,070,278 shares of Common Stock are available for issuance. If the shareholders approve Proposal No. 1, the reverse stock split will reduce the number of available shares of Common Stock
to 8,528.   No shares of the Preferred Stock are outstanding, but
769 were previously issued and converted to Common Stock. Accordingly, only 31 shares of Preferred Stock are available for issuance.

      On February 2, 1996, the Board of Directors adopted a resolution approving an amendment to the Company's Certificate of Incorporation. The effect of the amendment will be to (a) increase the number of authorized shares of Common Stock, $.01 par value, after the Reverse Split from 500,000 to 4,000,000, and
(b) to increase the number of authorized shares of Preferred Stock, no par value, from 800 to 4,000,000, to be issued with such voting powers, designations, preferences, rights, qualifica-tions, limitations and restrictions as may be fixed by the Company's Board of Directors. Pursuant to the requirements of the Delaware General Corporation Law, if and at such time as the Board of Directors exercises its authority as thereby granted to it, then prior to the issuance of the Preferred Stock in any series so defined, the Board must adopt a resolution describing the aforesaid characteristics of said series, and the Company must file with the Delaware Secretary of State a certificate setting forth such description.

      Pursuant to the aforesaid authority granted to the Board of Directors, authorized but unissued shares of the Common Stock may be issued at such times, for such purposes and for such consider-ation as the Board of Directors may deem appropriate, without further authority from the Company's stockholders. Likewise, pursuant to the aforesaid authority granted to the Board of Directors, authorized but unissued shares of the Preferred Stock may be issued in such series, at such times, for such purposes and for such consideration as the Board of Directors may deem appropriate, without further authority from the Company's stock-holders. The stockholders (whether Preferred or Common) do not have preemptive rights.

      If the amendment to the Certificate of Incorporation proposed herein is approved by the stockholders, Article FOURTH of the Certificate of Incorporation will be amended as set forth in the form attached hereto as Exhibit.

      The Board of Directors has recommended the authoriza-tion of the additional Preferred Stock and the additional Common Stock (a) in order to allow the Company to complete the financing transactions described in the "Preface to the Proposals," and (b) in order to provide the Company with additional flexibility in pursuing its long-term business objectives. Management believes that it will be useful to have a reserve of both Common and Preferred Shares available for issuance from time-to-time to raise additional capital for the Company, to provide incentives for employees, consultants and business contacts, or for other corporate purposes not now determinable. Except to the extent described immediately below, the Company has no present plans to issue either the additional Common Stock or the Preferred Stock.

Present Plans to Issue Preferred Stock to Management and Others

      As described in the Preface to the Proposals, in order to finance a debt compromise, the Company's Board of Directors has already committed that, subject to shareholder approval of these Proposals, the Company will issue (a) 700,000 Class A Preferred Stock Purchase Warrants to certain outside investors, which will permit them to purchase 700,000 shares of Series A Preferred Stock (described below) at $5.25 per share, and (b) 350,000 shares of Series A Preferred Stock to Robert G. Gatza and Robert
J. Fanella, the officers of the Company. The Board has also made a non-binding arrangement with a registered broker-dealer (the "Underwriter") that the Underwriter will underwrite a public offering of 440,000 shares of Series A Preferred Stock and 220,000 Class A Preferred Stock Warrants. At the present time, it is contemplated that the Series A Preferred Stock and the Class A Warrants will have the following terms.

Series A Cumulative Convertible Redeemable Preferred Stock

           Dividend Rights

      Holders of shares of Series A Preferred Stock will be entitled to receive, out of the assets of the Company legally available for the payment of dividends, dividends payable semi-annually at a rate of 8% per annum. At the Company's option, the Company may pay all or part of each dividend in shares of Common Stock. Any such dividends will be paid before any dividends may be paid to holders of the Common Stock.

           Voting Rights

      The holder of each share of Series A Preferred Stock will be entitled to cast one vote at any meeting of the shareholders of the Company, as will the holder of each share of Common Stock.
If the offering is completed as contemplated (without exercise of the Over-Allotment Option) there would be 415,143 shares of Common Stock outstanding and 790,000 shares of Series A Preferred Stock. Accordingly, at a shareholders meeting held immediately after completion of the offering, there would be 1,205,143 votes authorized, of which the holders of Series A Preferred Stock would be entitled to cast 790,000.

           Company's Option to Redeem

      The Series A Preferred Stock will be redeemable, in whole or in part, at the option of the Company, at any time after 36
months from the date of issuance.   The price payable by the
Company to the registered holder of the Series A Preferred Stock upon redemption will be $5.00 per share plus all accrued but unpaid dividends.

           Conversion

      The Series A Preferred Stock will be convertible at the option of the holder, commencing on the first anniversary of the date of the public offering. The conversion rate will be based upon the average closing bid price for the Common Stock for the twenty trading days preceding said anniversary date. If that average exceeds $6.00, each share of Series A Preferred Stock will be convertible into one share of Common Stock. If the average bid price is $5.00 to $6.00, each Series A Preferred
Share will be convertible into 1.25 Common Shares. If the average bid price is $4.00 to $4.99, each Series A Preferred Share will be convertible into 1.5 Common Shares. If the average bid price is less than $4.00, each Series A Preferred Share will be con-vertible into 2 Common Shares. Notwithstanding the foregoing, each Series A Preferred Share will be convertible at the Com-pany's option into one share of Common Stock either (1) on or after the third anniversary of the offering or (2) during the 24 months following the first anniversary of the offering if the closing price of the Common Stock exceeds $7.00 for five con-secutive trading days during that period.

           Liquidation Preference

      In the event of a voluntary or involuntary liquidation or winding up of the Company, the holders of Series A Preferred Stock will be entitled to receive out of the assets of the Company available for distribution to shareholders $5.00 per share plus all accrued and unpaid dividends before any distribu-tion is made to the holders of Common Stock or any other class or series of stock ranking junior to the Series A Preferred Stock as to distribution of assets.

Class A Preferred Stock Purchase Warrants

      Each Class A Warrant entitles the holder thereof to purchase one share of Series A Preferred Stock at an exercise price of $5.25 during the three year period beginning one year after the offering. At any time during the exercise period, the Company has the right to redeem all the Class A Warrants at a price of $.05 per Warrant upon not less than 30 days' prior written notice if the average closing bid price of the Company's Common Stock as reported on NASDAQ shall have been $7.00 per share for 5 consecu-tive trading days ending within 15 days prior to the date on which notice of redemption is sent.

      The aforesaid terms of the Series A Preferred Stock and Class A Warrants are subject to change upon further negotiation with the Underwriter. There is no assurance that an offering of Series A Preferred Stock will occur, whether on the aforesaid or any other terms. In any event, the issuance of Series A Pre-ferred Stock (if it occurs) will be based solely upon the approv-al of the Board of Directors pursuant to the authority granted by the amendment to the Certificate of Incorporation proposed in this proxy statement. Approval of the stockholders will not be not required.

Effect on Possible Takeovers

      The proposal to amend the Certificate of Incorporation to authorize an increase in the Preferred Stock and an increase in the authorized Common Stock is not being offered for the purpose of impeding any takeover attempt, and the Company is not aware of any person who is acquiring or plans to acquire control of the Company. Nevertheless, the power of the Board of Direc-tors to provide for the issuance of shares of Common Stock and/or Preferred Stock, and to fix by resolution, without stockholder approval, the designations, rights, preferences and limitations of the shares of Preferred Stock, has potential utility as a device to discourage or impede a takeover of the Company. In the event that a non-negotiated takeover were attempted, the private placement of stock into "friendly" hands, for example, could make the Company unattractive to the party seeking control of the Company. This would have a detrimental effect on the interests of any stockholder who would want to tender his or her shares to the party seeking control or who would favor a change in control.

Vote Required

      Approval of the proposal to amend the Certificate of Incorporation will require the affirmative vote of the holders of a majority of the Company's outstanding Common Stock entitled to vote thereon. Abstentions and persons failing to vote will have the same effect as negative votes since the percentage require-ment for approval is based on all shares outstanding and not only on those shares casting votes. Broker non-votes, if any, will not be counted and will have the same effect as a negative vote.

      If adopted, the amendment would become effective upon the filing with the Delaware Secretary of State of a Certificate of Amendment to the Certificate of Incorporation, which filing is expected to take place shortly after the Special Meeting.

      The Board of Directors recommends a vote FOR this proposal.

                              PROPOSAL NO. 3

                           PROPOSAL TO ADOPT THE
                     1996 INCENTIVE STOCK OPTION PLAN

      In 1984, the Company adopted the 1984 Incentive Stock Option Plan and the 1985 Incentive Stock Option Plan (collectively the "Initial Plans") under which a total of 3,000,000 shares of Common Stock were reserved for issuance. In 1994 and 1995 the Initial Plans terminated. Options for 2,785,000 of the 3,000,000 shares which were reserved were granted to employees of the Company and remain outstanding. The average exercise price of the options which are outstanding is $.0149. No options were issued under the Initial Plans to any person who is currently an officer or director of the Company.

      In 1992, the Company adopted the 1992 Incentive Stock Option Plan (the "1992 Plan") under which a total of 2,000,000 shares of Common Stock were reserved for issuance. No options have been granted under the 1992 Plan.

      In the event that the Shareholders approve Proposal No. 1 and the 1-for-360 reverse stock split is effectuated, there will remain in the 1992 Plan options for only 5,555 shares of stock. The Company's Board of Directors has determined, therefore, that it is in the best interest of the Company to have a vehicle by which further incentives can be offered to key employees. Accordingly, the Board has adopted a resolution approving a 1996 Incentive Stock Option Plan (the "1996 Plan"). The 1996 Plan provides for the reservation of 18,000,000 shares of Common Stock for issuance thereunder. That number will be reduced to 50,000 if the proposed 1-for-360 reverse stock split is approved and put into effect. No options have been granted under the 1996 Plan.

      The salient provisions of the 1996 Plan are as follows:

      (a) The options granted will be for a period not greater than 10 years from the date of grant, except that the Board of Directors may, in its discretion, prescribe a shorter period for any individual option. Options granted to any person possessing more than 10% of the voting power of the Company's Common Stock shall have a term not exceeding five years.

      (b) The Board of Directors will determine to whom options are to be granted and the price per share at which the options may be exercised (which must be at least 100% of the fair market value of the Company's Common Stock on the date of grant, or 100% in the case of any grantee owning more than 10% of the voting power of the Company's Common Stock).

      (c) The purchase price of shares issuable upon exercise of an option must be paid in full at the time notice to exercise such an option is given to the Secretary or Treasurer of the Company.

      (d) Options may be granted only to officers, directors, and key employees of the Company or any subsidiary of the Company.

      (e) All options granted will be adjusted for stock splits, recapitalization and stock dividends.

      (f) All shares issued pursuant to the exercise of options under the Plan shall come from authorized but unissued shares (or reacquired shares) of the Company's Common Stock.

      (g) Any shares underlying options which have terminated or expired shall become available for further options pursuant to the Plan.

      (h) The Board of Directors may appoint a Committee from among its members to administer the Plan.

      (i) Options to be granted under the Plan are not transfer-able and are exercisable only during the optionee's lifetime, and only by him or her.

      (j) No employee may exercise any option after termination of employment for any reason.

      (k) The aggregate fair market value (determined as of the date the option is granted) of the stock with respect to which options are exercisable for the first time by any employee during any calendar year under all plans of the Company (and parent and subsidiary corporations) shall not exceed $100,000.

      The options granted under the 1996 Plan are intended to qualify under the Internal Revenue Code of 1986, as "incentive stock options" within the meaning of Code Section 422A. The Company has been advised that under the law as now in effect, recipients of options will pay no tax upon the receipt or exer-cise of the options if no disposition of the stock received upon their exercise is made within two years of the granting of the options or within one year of the exercise thereof. The amount by which the fair market value of shares purchased upon exercise of options exceeds the option price constitutes an item of tax preference, potentially subjecting the recipient to the alterna-tive minimum tax. Upon subsequent sale of the stock, the excess of the sale price of the stock over the price paid therefor will be taxable. If the tests described above are met, the Company will receive no deduction for the difference between the fair market value and the exercise price.

      The Board of Directors believes that the adoption of the 1996 Plan is important to the Company in that it will help the Company to attract and retain qualified personnel.

      The affirmative vote of the majority of the votes cast at the Stockholders Meeting will be required for approval of the 1996 Incentive Stock Option Plan.

      The Board of Directors recommends a vote FOR this proposal.



                       TRANSACTION OF OTHER BUSINESS

      As of the date of this Proxy Statement, Management has no knowledge of any business which will be presented for consid-eration at the meeting other than that described above. Should any other matter come before the meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment.

                          SOLICITATION OF PROXIES

      The entire expense of preparing, assembling and mailing this Proxy Statement, the form of proxy and other material used in the solicitation of proxies will be paid by the Company. In addition to the solicitation of proxies by mail, arrangements may be made with brokerage houses and other custodians, nominees and fiducia-ries to send proxy material to their principals, and the Company will reimburse them for expenses in so doing. To the extent necessary in order to insure sufficient representation, officers and other regular employees of the Company, who will not be additionally compensated therefor, may request the return of proxies personally, by telephone or telegram. The extent to which this will be necessary depends on how promptly proxies are received, and stockholders are urged to send their proxies without delay.

                              By Order of the Board of Directors


                              ROBERT G. GATZA
                                   Chairman

Dated:  Carol Stream, Illinois
        March 4, 1996



              FORM OF AMENDMENT TO CERTIFICATE OF INCORPORATION

A.  AMENDMENT TO ARTICLE FOURTH

          Article "Fourth" of the Company's Certificate of
Incorporation shall be amended

          (1) By deleting the entirety and inserting the follow-ing:

          FOURTH: (A) The aggregate number of shares of stock which the Corporation shall have the authority to issue is eight million (8,000,000) shares, consisting of four million (4,000,000) shares of Common Stock with $.01 par value and four million (4,000,000) shares of Pre-ferred Stock with no par value. The Board of Directors is authorized, subject to limitations prescribed by law and the provisions hereof, to provide for the issuance from time to time of Preferred Stock in one or more series, and by filing a certificate pursuant to Sec 151 of the Delaware General Corporation Law, as amended and supplemented from time to time, to establish the number of shares to be included in each such series, and fix the voting powers, designations, preferences, rights, qualifications, limitations and restrictions of the shares of each such series not fixed hereby. The aforesaid authorization of the Board shall include, but not be limited to, the power to provide for the issu-ance of shares of any series of Preferred Stock con-vertible, at the option of the holder or of the Corpo-ration or both, into shares of any other class or classes or of any series of the same or any other class or classes.

          (ii) Adding the following paragraph "B:"

          (B) Reverse Stock Split. At 5:00 p.m., New York City time, on ______________, 1996 (the "Reverse Split
          Date"), each share of Common Stock issued and outstand-ing immediately prior to the Reverse Split Date (re-ferred to in this Paragraph B as the "Old Common Stock") automatically and without any action on the part of the holder thereof will be reclassified and changed into .00278 of a share of Common Stock, par value $.01 per share (referred to in this Paragraph B as the "New Common Stock", which is the Common Stock authorized under Paragraph A of this Article Fourth), subject to the treatment of fractional share interests as described below. Each holder of a certificate or certificates that immediately prior to the Reverse Split Date represented outstanding shares of Old Common Stock (the "Old Certificates") will be entitled to receive, upon surrender of such Old Certificates to the Company's exchange agent (the "Exchange Agent") for cancellation, a certificate or certificates (the "New Certificate", whether one or more) representing the number of whole shares of the New Common Stock into which and for which the shares of the Old Common Stock formerly represented by such Old Certificates so sur-rendered are reclassified under the terms hereof. From and after the Reverse Split Date, Old Certificates shall represent only the right to receive New Certifi-cates pursuant to the provisions hereof. No certifi-cates or scrip representing fractional share interests in New Common Stock will be issued, and no such frac-tional share interest will entitle the holder thereof to vote, or to any rights of a shareholder of the Company. The number of shares to which a stockholder is entitled after the recapitalization will be rounded to the nearest integer such that holders of a fraction-al share of .50 shares or greater will receive one additional share in lieu of the fractional share, and holders of a fractional share less than .50 shares will receive no share in lieu of the fractional share. Any holder of fewer than 360 shares of Old Common Stock will receive 1 share of New Common Stock upon surrender of the Old Certificate. If more than one Old Certifi-cate shall be surrendered at one time for the account of the same stockholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the Company's Exchange Agent determines that a holder of Old Certificates has not tendered all his certificates for exchange, the Exchange Agent shall carry forward any fractional share until all certificates of that holder have been pre-sented for exchange. The Old Certificates surrendered for exchange shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificates surrendered, or provide funds for their purchase, or establish to the satisfaction of the Exchange Agent that such taxes are not payable. From and after the Reverse Split Date the amount of capital represented by the shares of the New Common Stock into which and for which the shares of the Old Common Stock are reclassi-fied under the terms hereof shall be the same as the amount of capital represented by the shares of Old Common Stock so reclassified, until thereafter reduced or increased in accordance with applicable law."

                                SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1933, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



Date February 9, 1996           By(s)   Robert G. Gatza
                                        Robert G. Gatza
                                        President and CEO



Date February 9, 1996            By(s)  Robert J. Fanella
                                        Robert J. Fanella
                                        Chief Financial Officer
                                        and Treasurer

PROXY


                             MICROENERGY, INC.
                    SOLICITED BY THE BOARD OF DIRECTORS
      For use at April 2, 1996 Special Annual Meeting of Stockholders


          The undersigned hereby appoints, as proxies for the undersigned, ROBERT G. GATZA and ROBERT J. FANELLA (each with power to act alone and with power of substitution) who shall be present at the meeting to vote all of the stock of the under-signed

(1) PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION to reduce the authorized Common Stock from 180,000,000 shares to 500,000 shares and to effect a 1-for-360 reverse stock split of the Company's Common Stock.

/  /   FOR          /  /   AGAINST         /  /   ABSTAIN


(2) PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION to increase the authorize shares of Common Stock to 4,000,000 and the authorized shares of Preferred Stock to 4,000,000.

/  /   FOR          /  /   AGAINST         /  /   ABSTAIN


(3)       PROPOSAL TO ADOPT THE 1996 INCENTIVE STOCK OPTION PLAN.

/  /   FOR          /  /   AGAINST         /  /   ABSTAIN


and in their discretion upon such other business as may be properly brought before the Special Meeting of Stockholders of MICROENERGY, INC. to be held at the offices of the Company, 350 Randy Road, Carol Stream, Illinois on April 2, 1996 at 8:00 a.m. Central Standard Time, and any adjournments thereof, hereby revoking any proxy heretofore given by me.

          IF NO INSTRUCTION IS INDICATED, THE UNDERSIGNED'S VOTE
SHALL BE CAST IN FAVOR OF THE PROPOSALS SET FORTH ABOVE.


                              Date



                              Shareholder, sign name exactly
                              as name appears on mailing label.